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                                   EXHIBIT 4.1

                        ADVANTAGE MARKETING SYSTEMS, INC.
                       1998 DISTRIBUTOR STOCK PURCHASE PLAN

     Advantage Marketing Systems, Inc., an Oklahoma corporation ("AMS" or the "Company") hereby establishes the Advantage Marketing Systems, Inc. 1998 Distributor Stock Purchase Plan (this "Plan") based upon the terms and conditions set forth herein.

     1. NATURE AND PURPOSE OF THIS PLAN. The purpose of this Plan is to provide an additional incentive to participating Eligible Persons (as hereinafter defined) by enabling them to acquire a stock ownership interest in the Company, to assist the Company in attracting and retaining persons of ability and commitment as independent distributors of the products and services offered by the Company, and to entice and encourage such persons to further employ their best efforts in the marketing and distribution of the Company's offered products and services.

     2. DEFINITIONS. Where the following capitalized terms appear in this Plan, such terms shall have the respective meanings set forth below, unless their context clearly indicates to the contrary:

     (A) "Affiliated Person" shall mean any person that exercises any direct or indirect influence on, or control over (i) the amounts of Common Stock to be purchased by this Plan, (ii) the timing of or the manner in which the Common Stock is to be purchased by this Plan, and (iii) the selection of the Custodian or the Broker-Dealer through which such purchases are or may be made by this Plan.

     (B) "Annual Service Fee" shall mean an administrative service fee of $5.00 payable to the Company upon acceptance by the Company of a Participant's Stock Purchase Agreement and thereafter annually on the 31st day of January of each year from the Participant Contribution Account of each Participant

     (C) "Beneficiary" shall mean any person or entity designated or deemed designated by a Participant as provided in Section 4.5.1

     (D) "Board" shall mean the Board of Directors of the Company.

     (E) "Broker-Dealer" shall mean a member firm of the National Association of Securities Dealers, Inc. that effects purchases of Common Stock on behalf of the Plan.

     (F) "Common Stock" shall mean the Company's Common Stock, $.0001 par value per share, acquired by the Plan in a transaction not directly or indirectly for the benefit of the Company.

     (G) "Contributions" shall mean the amounts contributed to this Plan by the Participants pursuant to the provisions of this Plan.

     (H) "Custodian" shall mean a Broker-Dealer, national or state banking association or trust company and any successor thereof appointed by the Board to make purchases of Common Stock for and on behalf of the Participants and, if authorized and directed by the Board, to hold the Common Stock purchased for and on behalf of the Participants in accordance with the Plan.

     (I) "Distributor Application" shall mean the official, approved AMS Distributor Application form in effect and use by the Company from time to time in the jurisdiction in which an Eligible Person resides.

     (J) "Eligible Persons" shall mean those persons, including individuals (including without limitation employees of the Company and any of its subsidiaries), partnerships, corporations or other legal entities, that have completed Distributor Applications which have been received and accepted by the Company and which continues in full force and effect.

     (K) "Executive Officer" shall mean the Company's chief executive officer, president, any vice president of the Company in charge of a principal business unit, division or function (such as sales, administration, or finance),


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and any other officer who performs a policy making function or any other person who performs similar policy making functions for the Company.

     (L) "Net Contributions" shall mean the Contributions to this Plan by the Participants, less the Annual Service Fees and the Transaction Fees.

     (M) "Participant" shall mean each Eligible Person that has completed a Stock Purchase Agreement which has been received and accepted by the Company and who is participating in the Plan.

     (N) "Participant Account" shall mean the account maintained for a Participant in which such Participant's Contributions and stock purchases are recorded.

     (O) "Plan" shall mean the Advantage Marketing Systems, Inc. 1997 Stock Purchase Plan, as the same may from time to time be amended.

     (P) "Plan Administrator" shall mean either the Board or any committee appointed by the Board to administer the Plan and comprised of two or more members of the Board.

     (Q) "Stock Purchase Agreement" shall mean the Advantage Marketing Systems, Inc. Stock Purchase Agreement pursuant to which an Eligible Person elects to participate in the Plan.

     (R) "Trading Days" shall mean those days on which securities are traded on the New York Stock Exchange.

     (S) "Transaction Fee" shall mean the fee of $1.25 payable monthly by a Participant to the Company from such Participant's Contribution to the Plan during the applicable month.

     (T) "Transfer Agent" shall mean the Company's transfer agent and registrar of the Common Stock and, if applicable, the Company's other securities.

     3. ELIGIBILITY AND PARTICIPATION. Participation in the Plan will be subject to the following conditions:

          3.1 ELIGIBILITY. Each Eligible Person may participate in the Plan; provided, however, that Contributions to the Plan may only be made by a Participant if the terms and conditions of the Plan and the Stock Purchase Agreement are complied with as provided below.

          3.2 ELECTION TO PARTICIPATE. Participation in the Plan is entirely voluntary. Each Eligible Person electing to participate in the Plan must evidence that election (and any changes thereof, including without limitation any election to cancel participation in the Plan as provided in
     Section 6, below) by completion and execution of a Stock Purchase Agreement in such form as shall be provided by the Company and in accordance with such administrative rules and procedures as may be established by the Plan Administrator.

          3.3 EFFECTIVE DATE OF PARTICIPATION. Participation in the Plan by an Eligible Person shall be effective upon receipt and approval by the Company of the Eligible Person's completed and executed Stock Purchase Agreement.

          3.4 NOTIFICATION OF PARTICIPATION RIGHT. The Company shall notify the Eligible Persons of the establishment of this Plan, the salient provisions hereof, and the eligibility of the Eligible Persons to participate in this Plan.

     4. CONTRIBUTIONS TO PLAN; ACCOUNTS. Contributions to the Plan will be made solely by the Participants. The Company does not have obligation and will not make any contributions to this Plan. All Contributions will be subject to the following:

          4.1 MINIMUM MANDATORY CONTRIBUTIONS. Each Participant shall be required to make a minimum monthly Contribution to this Plan of US$25 by drafting the checking, savings or other form of account maintained by the Participant at a financial institution pursuant to the Stock Purchase Agreement or such other appropriate form or authorization as may be required by the Company and/or the financial institution until such time that the Company receives written notification from the Participant of the revocation or


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     amendment of the Stock Purchase Agreement or such other form of authorization. Any such revocation or amendment shall be effective as of the first day of the month following the month in which the Company receives such written notification.

          4.2 CONTRIBUTIONS PAYABLE FROM PARTICIPANTS' COMMISSIONS. A Participant, at the sole election of the Participant and provided the Participant is otherwise entitled to participate in the Plan in all other respects under this Plan, may also elect to have an amount withheld from one or more of such Participant's regular gross Commission Amount (as defined below) in lieu of otherwise receiving such amount of commission compensation. Such election shall be made by written notification of the Company indicating the amount of such Contribution. The notification shall be effective with respect to the payment of such commission check or checks only if received by the Company not less than five days prior to payment of such commissions. The "Commission Amount" shall mean the gross amount, before deduction of the Contribution to this Plan pursuant to this Section 4.2, and may, as provided in the Distributor Application and in the Company's Policies and Procedures, be subject to offsets and further reductions, including without limitation outstanding and unpaid product purchases and expenses. No Contribution to this Plan payable from a Participant's commission pursuant to this Section 4.2 shall be made during any period that the offsets and other reductions exceed the commission amount payable to the Participant. All Contributions to this Plan pursuant to this Section 4.2 shall be only in US$1.00 increments. The election by a Participant to make Contributions to this Plan pursuant to this Section 4.2 and the termination of such election must be made in writing and received by the Company, in accordance with the rules and procedures as shall be established, including any amendment thereof, by the Company from time to time.

          4.3 OTHER ADDITIONAL CONTRIBUTIONS. A Participant, at the sole election of the Participant and provided the Participant is otherwise entitled to participate in the Plan in all other respects under this Plan, may also make direct Contributions to this Plan for the purchase of Common Stock, subject to the terms and conditions of the Stock Purchase Agreement and this Plan. All Contributions to this Plan pursuant to this Section 4.3 shall be only in US$1.00 increments.

          4.4 MAINTENANCE OF PARTICIPANT ACCOUNTS; COMMON STOCK OWNERSHIP AND PURCHASES.

               4.4.1 MAINTENANCE OF PARTICIPANT ACCOUNTS. Upon acceptance and approval by the Company, the Company shall establish and maintain a separate Participant Account for each Participant. Each Participant Account shall be credited or debited as herein provided. All Contributions by Participants shall not be commingled with funds of the Company and shall be deposited in a single bank account established at the direction of the Custodian in the name of this Plan; however, the Company may commingle such Contributions with the Contributions of all other Participants eligible to participate to purchase Common Stock as provided herein. Each Participant's Contribution to the Plan shall be credited to the Participant Account of such Participant and shall be debited with all amounts utilized for
          (i) the purchase of Common Stock by the Plan on behalf of such Participant, (ii) payment of the Annual Service Fee and the costs of issuance of stock certificates upon withdrawal of Common Stock by such Participant held for the benefit of such Participant, and (iii) payment of the Transaction Fee.

               4.4.2 NOTIFICATION OF AND PURCHASES BY CUSTODIAN. Periodically during each month but not less often than on or before the last Trading Day of each month, the Plan Administrator shall notify the Custodian of the amount of Participant's Contributions available for purchase of Common Stock. The Custodian shall make all purchases of Common Stock on behalf of the Participants through the Broker-Dealer. The Broker-Dealer shall provide to the Custodian and the Company duplicate (i) confirmations of each Common Stock purchase transaction by this Plan and (ii) monthly or quarterly statements.

               4.4.3 LIMITATION ON USE OF CONTRIBUTIONS. Participant's Contributions to this Plan (other than for payment of the Annual Service Fee, the Transaction Fee, and cost of issuance of certificates of Common Stock to the respective Participants) may only be used for purchases of the Common


                                     -3-
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          Stock as provided by this Plan.  Other than the securities of the
          Company, no securities may be held or acquired by this Plan and then only for and on behalf the Participants. The relationship between the Broker-Dealer and this Plan with respect to the account and any successor account or program and transactions therein will be governed by a separate written agreement of terms and conditions between the Broker-Dealer and this Plan (an "Account Agreement"). The Account Agreement will be subject to amendment and modification in accordance with its terms without notice to or consent from the Company, the Plan Administrator or Participants.

               4.4.4 HOLDING OF COMMON STOCK AND OTHER COMPANY SECURITIES. All Common Stock and, applicable, other securities of the Company held by the Broker-Dealer shall be in the name of the Broker-Dealer or its nominee, unless otherwise directed by the Plan Administrator, in which case, however, the Participants may be subject to a fee payable to the Broker-Dealer or the Transfer Agent for any change in the registration of the Common Stock or such other securities in the name other than the Broker-Dealer or its nominee.

               4.4.5 DIVIDENDS AND OTHER COMPANY DISTRIBUTIONS. All cash dividends paid on Common Stock received in this Plan's account with the Broker-Dealer will be reinvested by the Broker-Dealer in additional shares of Common Stock to the extent possible. All cash dividends as well as all dividends and distributions on Common Stock, including other securities of the Company, shall be allocated among and credited to the Participants based upon the number of shares of Common Stock held for their benefit under the Plan on the record date of the of the dividend declaration.

               4.4.6 PROXIES, COMPANY REPORTS AND SHAREHOLDER NOTICES. The Company or the Plan Administrator shall transmit to each Participant all proxy statements, annual reports, meeting notices and other shareholder communications received with respect to Common Stock acquired pursuant to and held under this Plan for and on behalf of the Participants. Proxies will be voted with respect to full shares of Common Stock held on behalf of a Participant as reflected in the Participant Account in accordance with each Participant's instructions duly delivered to and received by the Company. If a Participant does not direct the exercise of such voting rights with respect to any particular occasion for the exercise thereof, such voting rights will not be exercised with respect to such occasion.

          4.5 BENEFICIARY DESIGNATION. Each individual Participant shall designate his or her Beneficiary on a beneficiary designation form provided by the Plan Administrator and such designation may include primary and contingent Beneficiaries. The designation may be changed by a Participant at any time by completing and delivering a new beneficiary designation form to the Plan Administrator, which shall only be effective upon receipt by the Plan Administrator of such form. In the absence of such written designation, the surviving spouse of the Participant shall be deemed to be the designated Beneficiary, if any, and otherwise the estate of such Participant. In all events, the date of determination of a Participant's Beneficiary shall be the date of death of a Participant.

     5. PURCHASES OF COMMON STOCK. All purchases of Common Stock shall be subject to the following terms as well as the terms and conditions of this Plan, the agreement with the Broker-Dealer and policies and procedures that may be adopted and established by the Plan Administrator.

          5.1 PERIODIC PURCHASES. Purchases of Common Stock, utilizing Net Contributions received by this Plan during each month, will be made by this Plan on behalf of Participants during the last five Trading Days of such month. The Custodian and Broker-Dealer shall have full discretion as to all matters relating to purchases of Common Stock, including without limitation, determining the number of shares of Common Stock, if any, to be purchased on any day or at any time of that day, the prices paid for such Common Stock, the markets on which such purchases are made, and the persons (including other brokers and dealers) from or through whom such purchases are made.


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          5.2  FEES, COMMISSIONS, ETC.  No fees, commissions or other charges in connection with the purchase of Common Stock under the Plan will be paid by or otherwise charged to Participants, other than the Annual Service Fees, the Transaction Fees and those fees and commissions or other charges paid to the Broker-Dealer respecting each purchase of Common Stock, all of which shall be paid from Participants' Contributions.

          5.3 ALLOCATION OF PURCHASES. Common Stock purchased during a month will be allocated to the each Participant Accounts based on the average price paid for all shares of Common Stock purchased during the month and the Participants' Net Contributions to this Plan during such month.

          5.4 LIMITATIONS OF PURCHASES. All purchases of Common Stock under this Plan will be limited to open market purchases. The Company shall not issue any Common Stock in connection with the purchases of Common Stock by this Plan. Purchases of Common Stock made on behalf of Participants who are not residents of the United States will be made only in compliance with such federal, state or provincial or other governmental rule or regulation applicable to such purchases.

          5.5 TRADING MARKETS AND BROKER. Subject to the foregoing, Common Stock purchased by the Broker-Dealer on the open market may be made on any stock exchange in the United States where the Common Stock is traded, in the over-the-counter market, or by negotiated transactions on such terms as the Broker-Dealer may reasonably determine at the time of purchase. Any Common Stock purchased by the Broker-Dealer from an affiliate of the Company, if permitted hereunder, will be made in accordance with applicable requirements. Participants will not have any authority or power to direct the time or the price at which Common Stock will be purchased, or the selection of the Broker-Dealer or the broker or dealer from whom purchases are made.

          5.6 CERTAIN PROHIBITED ACTIVITIES. Each Executive Officer, director and Affiliated Person of the Company shall not bid for, purchase, attempt to bid for or purchase, or offer or sell any shares of Common Stock during the five Trading Days immediately preceding and immediately following the date on which this Plan purchases any shares of Common Stock, unless the offer or sale of Common Stock is made pursuant to a registration statement effective under the Securities Act of 1933, as amended, and pursuant to registration or exemption from registration under any applicable state securities laws in which the Executive Officer, director and/or Affiliated Person of the Company is named as a selling shareholder.

     6. WITHDRAWAL OF COMMON STOCK AND OTHER SECURITIES. Participants may withdraw, for resale or otherwise, at any time all or any portion of the whole shares of Common Stock and, if applicable, other securities of the Company held by this Plan for their benefit by providing written notification to the Company at its offices in Oklahoma City, Oklahoma. Such notification shall specify the number of whole shares of Common Stock and other Company securities to be withdrawn from this Plan and shall be accompanied by payment of the cost of issuance by the Transfer Agent of the certificate or certificates evidencing the shares of Common Stock and other Company securities. Immediately following receipt of such notification, the Company or Plan Administrator shall notify the Broker-Dealer of the Participant's election to withdraw the shares of Common Stock and, if applicable, other Company securities set forth in the notice, and immediately as soon as practicable following the Broker-Dealer receiving such notification, the Broker-Dealer shall take appropriate action to cause issuance and delivery of the certificate or certificates evidencing such shares of Common Stock or other securities. The procedures for withdrawal of Common Stock and other Company securities from this Plan shall be established by the Plan Administrator, the Broker-Dealer and the Custodian setting forth the additional procedures to be followed by Participants electing to withdraw the Common Stock and, if applicable, other Company securities held by this Pool for their benefit. This Plan will not sell or otherwise dispose of the Common Stock and other Company securities held for the benefit of the Participants. Any Participant desiring to sell shares of Common Stock or other Company securities held for the benefit of such Participant must comply with the withdrawal procedures prior to such sale. Each Participant shall be solely responsible for the costs and expenses, including without limitation any commissions, administrative fees, taxes or other costs incurred or payable in connection with the transfer, sale or other disposition of the shares of Common Stock and other Company securities formerly held for the benefit of such Participant.


                                     -5-
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     7.  TERMINATION OF PARTICIPATION UNDER THE PLAN.

          7.1 VOLUNTARY CANCELLATION; OTHER TERMINATION. A Participant's participation in this Plan shall immediately terminate if and when:

               (i) the Participant voluntarily elects to cancel its participation in this Plan (such cancellation to be effective as of the date of receipt by the Company of a properly executed Termination Form evidencing such termination); or

               (ii) the Participant ceases to be eligible to participate in the Plan by reason of the termination of the Participant as a Distributor, the Participant's death (if an individual), dissolution or liquidation, or otherwise.

          Upon any termination of participation under this subsection (other than by reason of a Participant's death), any funds contributed by the Participant that remain in the Participant Account of such Participant shall be paid to the Participant, without payment of interest thereon, and any whole shares of Common Stock and, if applicable, other securities of the Company held by this Plan for the benefit of the Participant shall be delivered to the Participant as a withdrawal pursuant to Section 6 hereof. Upon termination of participation by reason of a Participant's death, any funds contributed by the Participant that remain in the Participant Account of such Participant shall be paid, without payment of interest thereon, and any shares of Common Stock and, if applicable, other securities of the Company held by this Plan for the benefit of the Participant shall be disbursed and distributed in accordance with the terms and conditions of this Plan. Any fractional shares of Common Stock and, if applicable, other securities of the Company to be delivered to a Participant upon termination of participation shall be rounded to the next whole share if such fraction is greater than .5 or, if less .5 or less, shall be retained by this Plan.

          7.2 PARTICIPATION FOLLOWING TERMINATION. A Participant whose participation in this Plan is terminated may, after a period of one (1) month from the date participation is terminated, elect to again participate in this Plan so long as the Participant continues to be an Eligible Person and is otherwise eligible to do so, and completes and delivers to the Company a new Stock Purchase Agreement.

     8. NO ASSIGNMENT OF PLAN INTERESTS. No rights of a Participant under this Plan, including without limitation the rights in and to the Participant Account of such Participant, are assignable by the Participant other than by will or operation of law. Any attempt by a Participant or other person to assign, alienate, or create a security interest in or otherwise encumber, any of the Participant's interest under this Plan, or to subject the same to attachment, execution, garnishment or other legal or equitable process shall be void.

     9. RESPONSIBILITY OF THE COMPANY, PLAN ADMINISTRATOR, BROKER-DEALER AND CUSTODIAN. Each of the Company, the Plan Administrator, member serving or having served on a committee serving as Plan Administrator, the Broker-Dealer and Custodian will not be responsible or liable for any act done in good faith or for any good faith act or omission to act, including, without limitation, the failure to terminate a Participant's participation in this Plan upon such Participant's death prior to receipt of notice in writing of such death, or any act or omission to act with respect to the prices at which the Common Stock was purchased or the times at which such purchases were made.

     10.  EXPENSES; REPORTS.

          10.1 COSTS AND EXPENSES. Except as otherwise provided herein, all costs and expenses of administering the Plan, including the maintenance of Participant Accounts, shall be paid or otherwise borne by the Company. The Company's incurrence and payment of such costs and expenses shall not be deemed to be a contribution by the Company to any Participant or to any Participant Account.

          10.2 PARTICIPANT REPORTS. The Company or Plan Administrator, as the case may be, shall provide each Participant semi-annual reports on or about January 30 and July 30 of each year of number of shares of Common Stock acquired and held for the Participant under this Plan.


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          10.3  PARTICIPANT EXPENSES FOLLOWING WITHDRAWAL.  Each Participant
     shall be solely responsible for the payment of any and all costs and expenses, including without limitation any commissions or taxes, payable in connection with the withdrawal of any shares of Common Stock or, if applicable, other securities of the Company formerly held for the benefit of such Participant.

     11. ADMINISTRATION. This Plan will be administered by the Plan Administrator, which shall have all of the powers of the Board with respect to this Plan. Any member of the committee appointed by the Board to serve as Plan Administrator may be removed at any time, with or without cause, by resolution of the Board and any vacancy occurring on such committee at any time or from time to time may be filled by appointment by the Board. Any and all decisions or determinations of such committee shall be made either (i) by a majority vote of the members of such committee at a meeting or (ii) without a meeting by the unanimous written approval of the members of such committee. The Plan Administrator may, from time to time, adopt rules and regulations for carrying out the purposes of this Plan. The determinations and interpretation and construction of any provision of the Plan by the Plan Administrator shall be final and conclusive. Notwithstanding the foregoing, the Board may (i) appoint a bank, trust company, registered broker-dealer or other appropriate entity to serve as Custodian or agent for the Plan Administrator and (ii) remove the Custodian or agent for the Plan Administrator at any time. The Custodian's duties shall include (i) appoint a registered broker-dealer to serve as Broker-Dealer, (ii) establishment of the banking account of this Plan for deposit of Contributions, (iii) directing the Broker-Dealer to make purchases of Common Stock on behalf of the Participants, and (iv) establishing with the Plan Administrator and the Broker-Dealer the procedures for withdrawal of Common Stock and other Company securities from this Pool by Participants. The Broker-Dealer's duties shall include (i) establishing and maintaining an account for this Plan, (ii) purchasing Common Stock on behalf of the Participants pursuant to directions of the Custodian, (iii) furnishing to the Plan Administrator (A) confirmations of each Common Stock purchase transaction by this Plan and (B) monthly or quarterly account statements, (iv) holding of the shares of Common Stock in its name or its nominee, (v) establishing with the Plan Administrator and the Custodian the procedures for withdrawal of Common Stock and other Company securities from this Pool by Participants.


     The Plan Administrator shall (i) maintain records of this Plan including the Participant Accounts, (ii) furnish to Participants the reports required by this Plan, (iii) direct the Custodian with regard to its duties under this Plan, but shall do so through a written agreement, (iv) employ accountants, legal counsel and other agents to assist in the performance of its duties under this Plan. All reasonable expenses of the Plan Administrator in connection with its administration of the Plan shall be borne by the Company unless otherwise provided in this Plan; provided, however, the Company shall be entitled to receive the Annual Service Fees and the Transaction Fees payable from Contributions.


     12. TRANSFER OF SHARES TO PARTICIPANTS. As a condition to the purchase of any Common Stock for the benefit of, or the transfer of any shares of Common Stock to a Participant pursuant to this Plan, the Plan Administrator may require such agreements or undertakings, if any, as the Plan Administrator may deem necessary or advisable to assure compliance with any law or regulation, including, but not limited to a representation, warranty and/or agreement to be bound by any legends that are, in the opinion of the Plan Administrator, necessary or appropriate to comply with the provisions of any securities law deemed by the Plan Administrator to be applicable to the Participants' acquisition of such Common Stock or other securities of the Company and are endorsed upon the certificates therefore.

     13.  INDEMNIFICATION.

          13.1 GENERAL INDEMNIFICATION. The Company shall indemnify and hold harmless any person serving or that served as Plan Administrator (or member of any committee serving as Plan Administrator) or Custodian (the "Indemnified Party") to the maximum extent possible under the laws of the State of Oklahoma, the common law or otherwise, against any and all liabilities, claims, judgment, fines and amounts paid in settlement and expenses (including attorneys fees) actually and reasonably incurred by the Indemnified Party in connection with any claim or any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including any action by or in the right of this Plan) to which the Indemnified Party is, was or at any time becomes a party, or is threatened to be made a party, by reason of the fact that the Indemnified Party is, was or at any time served as Plan Administrator (or member of any committee serving as Plan Administrator) or Custodian of this Plan.

          13.2  INDEMNIFICATION LIMITATION.  No indemnity pursuant to this
     Section 13 shall be paid to the Indemnified Party (i) on account of the Indemnified Party's conduct which is finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct, (ii) if a final decision by a court having jurisdiction in the matter shall have determined that such indemnification is not lawful, or (iii) on account of any knowing and willful breach of the Indemnified Party's fiduciary duty to the Participants resulting in financial injury to the Participants.

          13.3 EFFECTIVE PERIOD. The provisions of this Section 13 shall continue during the period the Indemnified party serves as Plan Administrator (or member of any committee serving as Plan Administrator) or Custodian and thereafter so long as the Indemnified Party shall be subject to any possible claim or threatened, pending or completed action, suit, or proceeding, whether civil, criminal or investigative, by reason of the fact that the Indemnified Party served as Plan Administrator (or member of any committee serving as Plan Administrator) or Custodian.

          13.4 NOTIFICATION. Within 30 days after receipt by the Indemnified Party of notice of the commencement of any action, suit or proceeding in which the Indemnified Party has a right to indemnification pursuant to this
     Section 13, the Indemnified Party shall notify the Company of the commencement thereof; but the omission to notify by the Indemnified Party shall not relieve the Company from any liability which the Company may have to the Indemnified Party otherwise than under this Section 13 or otherwise. With respect to any such action, suit or proceeding as to which the Indemnified Party notifies the Company of the commencement thereof:

               (i) the Company shall be entitled to participate therein at its own expense; and

               (ii) Except as otherwise provided below, to the extent that it may wish, the Company shall be entitled to assume defense thereof, with counsel satisfactory to the Indemnified Party. After notice from the Company of its election to assume the defense thereof, the Company will not be liable to the Indemnified Party under this Section 13 for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than costs of investigation or as otherwise provided below. The Indemnified Party shall have the right to employ his own counsel in such action, suit or proceeding; provided, however, that the fees and expenses of such counsel incurred after notice from the Company of the assumption of the defense thereof shall be at the expense of the Indemnified Party, unless (a) the employment of counsel by the Indemnified Party has been authorized by the Company or the Indemnified Party shall have reasonably concluded that there may be a conflict of interest between the Company and the Indemnified Party in the conduct of the defense of such action, or (b) the Company shall not have employed counsel to assume the defense of such action, in each of which cases the fees and expense of counsel shall be at the expense of the Company. The Company shall not be entitled to assume the defense of any action, suit or proceeding brought by or on behalf of the Company or as to which the Indemnified Party shall have made the conclusion provided for in (a) above.

               (iii) The Company shall not be liable to indemnify the Indemnified Party under this Section 13 for any amount paid in settlement of any action or claim effected without the Company's consent. The Company shall not settle any action or claim in any manner which would impose any obligation, penalty or limitation on the Indemnified Party without the Indemnified Party's written consent. Neither the Company nor the Indemnified Party shall unreasonably withhold its consent to any proposed settlement.

          13.5 OBLIGATION OF INDEMNIFICATION REIMBURSEMENT. The Indemnified Party shall reimburse the Company for all reasonable expenses paid by the Company in defending any civil or criminal action, suit or proceeding against the Indemnified Party in the event and only to the extent that it shall be ultimately


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

     determined that the Indemnified Party is not entitled to be indemnified by the Company for such expenses under this Section 13 or under applicable law.

          13.6 RELIANCE UPON INDEMNIFICATION PROVISIONS. It is hereby acknowledged that the provisions of this Section 13 are contained in this Plan to induce the Indemnified Party to act and serve as Plan Administrator (or member of any committee serving as Plan Administrator) or Custodian and that the Indemnified Party's agreement to serve as Plan Administrator (or member of any committee serving as Plan Administrator) or Custodian of this Plan is, in part, in reliance upon the provisions of this Section 13. In the event the Indemnified Party is required to bring any action to enforce the Indemnified Party's right to collect moneys due under this Section 13 and is successful in such action, the Company shall reimburse the Indemnified Party for all of the Indemnified Party's attorneys fees and expenses in bringing and pursuing such action.

     14.  EFFECTIVE DATE; TERMINATION; MODIFICATION.

          14.1 EFFECTIVE DATE AND TERM OF PLAN. The effective date of this Plan is February 27, 1998. The Plan will terminate on February 27, 2008, the tenth (10th) anniversary of the effective date thereof, unless earlier terminated in accordance with the following paragraph. No shares of Common Stock may be purchased pursuant to this Plan subsequent to its termination.

          14.2 AMENDMENT. The Board may at any time and from time to time amend, modify, extend, suspend or terminate this Plan at its sole and exclusive discretion. Notice of any amendment, modification, extension, suspension, or termination of this Plan will be sent to all Participants.

          14.3 TERMINATION. Promptly after any termination of this Plan, each Participant will receive any funds contributed by such Participant that remain in this Plan, and the shares of Common Stock and, if applicable, other securities of the Company credited to and held for the benefit of such Participant as of the date of termination without interest thereon and subject to the additional terms and conditions of this Plan. Any fractional shares of Common Stock and, if applicable, other securities of the Company to be delivered to a Participant upon termination of this Plan, shall be rounded to the next whole share if such fraction is greater than .5 or, if .5 or less shall be retained by this Plan.

          15. INTERPRETATION. If any provision of this Plan should be held invalid or illegal for any reason, such determination shall not affect the remaining provisions hereof, but instead the provisions of this Plan shall be construed and enforced as if such provision had never been included in this Plan. This Plan shall be governed by the laws of the State of Oklahoma, United States of America. Headings contained in this Plan are for convenience only and shall in no manner be construed as part of the Plan. Any reference to the singular or plural number, or to the masculine, feminine or neuter gender, shall be a reference to such other number or gender, as the case may be, as is appropriate.


     ADOPTED BY RESOLUTION OF THE BOARD OF DIRECTORS, EFFECTIVE THE 23RD DAY OF SEPTEMBER 1998.

                                       /s/ ROGER P. BARESEL
                                       ---------------------------------------
                                       Roger P. Baresel, Secretary



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